Exhibit 10.10
HMG
Heartland Marketing Group, inc.
P.O. Box 125 Early, Iowa – 800-415-8493
barb@heartmkt.com – ann@heartmkt.com – nancy@heartmkt.com
March 28, 2007

To:	Northwest Iowa Renewable Energy, LLC
From:	Heartland Marketing Group, Inc.
RE:	Memorandum of Understanding
Northwest Iowa Renewable Energy, LLC and Heartland Marketing Group, Inc. enter into this Memorandum of Understanding relating to the equity drive for Northwest Iowa Renewable Energy.
Heartland Marketing Group will provide equity drive coordination services to Northwest Iowa Renewable Energy including, but not limited to, investor information meeting scheduling, booking, advertising, collateral marketing materials, and kick-off event planning and set up. Heartland Marketing Group will also provide consulting services to the Northwest Iowa Renewable Energy board on media and community relations as well as kick-off event coordination. Heartland Marketing Group will consult with the board on the equity drive throughout the process. Heartland Marketing Group will also provide presentation and media training to the Northwest Iowa Renewable Energy board of directors and staff.
Until invoiced and payment is received, all information remains intellectual property of Heartland Marketing Group, Inc. and should not be distributed outside Northwest Iowa Renewable Energy’s board, attorneys, auditors, and appropriate state and federal officials. Heartland Marketing Group will coordinate with vendors as needed, providing information to Northwest Iowa Renewable Energy. Heartland Marketing Group will charge an hourly rate of $75 with regular billing throughout the process. Travel will be charged at the current IRS rate.
This Memorandum of Understanding will serve from this date through the close of Northwest Iowa Renewable Energy’s equity drive, plus approximately two weeks for follow-up activities. Invoices are due 15 days from invoice date with the exception of advertising insertion invoices which are due upon receipt. Heartland Marketing Group will charge 18 percent interest on all overdue invoices.
For Northwest Iowa Renewable Energy, LLC

/s/ John E. Lucken Name	Chairman Title	4-2-07 Date

For Heartland Marketing Group, Inc.

/s/ Barbara Determan Name	President Title	4-2-07 Date